                                                                    Exhibit 12.1

                                       RPM
                       RATIO OF EARNINGS TO FIXED CHARGES
        Periods Ended May 31, 1997 through 2003 with Fiscal 2004 Updates
--------------------------------------------------------------------------------

                                       ----------------------------------------------------------------------------------------
                                               3 MONTHS (3)                                  12 MONTHS ENDED MAY 31,
                                       ----------------------------------------------------------------------------------------
                                       AUG FY '04       AUG FY '03        2002(5)     2002(2)        2001         2000     1999
                                       ----------       ----------        -------     -------        ----         ----     ----
RATIO OF EARNINGS TO
FIXED CHARGES(1)                             8.92             8.12           2.28        4.03        2.33         2.19     4.75
                                       ==========       ==========        =======     =======        ====         ====     ====


    (1) Calculated as follows:        (income before income taxes) + (fixed charges)
                                      ----------------------------------------------
                                                      (fixed charges)

      -------------------------------------------------------------------------------------------------------------------------
                                                3 MONTHS                                         12 MONTHS
                                       --------------------------- --------------- --------------------------------------------
      (All numbers in thousands)       AUG FY '04       AUG FY '03          2003        2002         2001         2000     1999
      -------------------------        ----------       ----------        -------     -------        ----         ----     ----
      Income before income tax **          73,910           67,893         47,853     154,124(5)   101,487       71,761  159,597
      Fixed charges (3)                     9,336            9,532         37,294      50,897       76,343       60,485   42,503
                                       ----------       ----------        -------     -------      -------      -------  -------
      Total                                83,246           77,425         85,147     205,021      177,830      132,246  202,100
      --------------------------------------------------------------------------------------------------------------------------

  (2) RPM adopted Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," effective June 1, 2001, which resulted in a reduction of amortization expense for the year ended 5/31/02 by approximately $24 million. Had the company not adopted the required accounting change, the ratio of earnings to fixed charges would have been 3.56.

   ** Support for 1999 - 2003 maintained separately; see support file for previous filings

  (3) Consists of interest expense, amortized expenses related to debt and an estimate of the interest portion of operating leases. (See PG 2).

  (4) The effect of removing the impact of SFAS No. 142 from published results is as follows:

                                                                                                 5/31/02
                                                                                             --------------
      Published Pretax Income                                                                      154,124
      Reverse: SFAS No. 142 Adjustments                                                            (23,810)
                                                                                             --------------
      Adjusted Pretax Income                                                                       130,314

      Fixed Charges (per above)                                                                     50,897
                                                                                             --------------

      Pretax plus Fixed Charges                                                                    181,211

      Ratio: Earnings to fixed charges, net of SFAS No. 142                                           3.56
                                                                                             --------------


  (5) The effect of removing the impact of the $140 Million asbestos charge from published results is as follows:

                                                                                                 5/31/03
                                                                                             --------------
      Published Pretax Income                                                                       47,853
      Reverse: Asbestos Charge                                                                     140,000
                                                                                             --------------
      Adjusted Pretax Income                                                                       187,853

      Fixed Charges (per above)                                                                     37,294
                                                                                             --------------

      Pretax plus Fixed Charges                                                                    225,147

      Ratio of Earnings to Fixed Charges, excluding asbestos charge                                   6.04
                                                                                             --------------